Exhibit 4.14

March 6, 2022

Holder of Warrants to Purchase Common Shares issued in March 2021 and April 2021

Re: Cancellation of Existing Warrants

Dear Holder:

Reference is hereby made to the offering on or about the date hereof (the “Offering”) by Digihost Technology Inc. (the “Company”) of (i) common shares of the Company (“Common Shares”), (ii) Pre-Funded Warrants to purchase Common Shares (“Pre-Funded Warrants”) and (iii) Warrants to purchase Common Shares (the “Common Warrants” and, collectively, with the Common Shares and Pre-Funded Warrants, the “Securities”).

This letter confirms that, in consideration for the Holder’s participation in the Offering and purchase of Securities in the Offering (the “Purchase Commitment”), the Company hereby cancels, effective as of the closing of the Offering, the Holder’s existing warrants to purchase up to 1,248,440 Common Shares at an exercise price of CA$9.42 per share issued in March 2021 (the “March Warrants”) and the Holder’s existing warrants to purchase up to 1,781,308 Common Shares at an exercise price of CA$7.11 issued in April 2021 (the “April Warrants” and, collectively with the March Warrants, the “Warrants”) (the “Warrant Cancellation”). The Warrant Cancellation shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below.

The Warrant Cancellation is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Cancellation shall be null and void and the provisions of the Warrants in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Digihost Technology Inc.

By: _____________________
Name:
Title:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

[Signature Page to Warrant Cancellation Agreement]